Exhibit 10.2
www.dlhcorp.com
            June 30, 2026

Steven Oroho

Dear Steve,

On behalf of DLH Holdings Corp. (“DLH”, or the “Company”), I am pleased to extend to you an offer of employment in the position of Chief Financial Officer. As discussed, the effective date of the commencement of your employment as Chief Financial Officer is July 1, 2026. Your role reports directly to the Chief Executive Officer of the Company, the Board of Directors of the Company, and the Audit Committee of the Company. In your capacity as the Chief Financial Officer of the Company, you are also being appointed as the Company’s Principal Accounting Officer and Treasurer as well as the Chief Financial Officer and Treasurer of all of the Company’s subsidiaries.

During the term of your employment with the Company, and subject to the direction and control of the Company’s Chief Executive Officer, Board of Directors and the Audit Committee of the Board of Directors, you shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with your executive position or as may be reasonably assigned or delegated to you from time to time by the Company’s Chief Executive Officer, Board of Directors and the Audit Committee consistent with your position as Chief Financial Officer and Treasurer of the Company. In this role you will have responsibility, authority, and accountability for managing the Company’s financial operations, accounting and reporting functions, financing activities, and related administrative affairs, subject to the direction of the Chief Executive Officer, Board of Directors and the Audit Committee.

You agree to devote your full business time and best efforts in the performance of your duties for DLH and its subsidiaries. You understand that you will need to undertake regular travel to our executive and operational offices, and such other occasional travel within or outside the United States. All such travel shall be at the sole cost and expense of the Company and shall be in accordance with government Joint Travel Regulations (JTR) and current Company policy, which will include reasonable lodging and food costs incurred by you while traveling.

Cash Compensation.  The Company will pay you an initial salary at the rate of $340,000 per year, less applicable Federal, state, local and elected withholdings, which will be paid in accordance with the Company’s normal payroll procedures. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies and directions from the Management Resources & Compensation Committee of the Board (the “MRC Committee”). During your employment hereunder, the MRC Committee will review your performance and consider adjustments to your compensation as part of its annual merit increase process for the Company’s senior management team.

Incentive Compensation. Commencing with the fiscal year ending September 30, 2027, for each fiscal year during your employment, you will be eligible to participate in the Company’s annual incentive bonus program. Subject to the MRC Committee’s approval, pursuant to such program, you will have an opportunity to earn a cash bonus (the “Annual Bonus”) with a target payout of 70% of your base salary in effect at the beginning of the fiscal year (the “Target Bonus”). At the commencement of each fiscal year, the MRC Committee or the Board shall establish the performance targets and other key objectives for the Company and/or you (the “Performance Criteria”) and the formula(e) for determining the Annual Bonus, if any, that may be earned. The payout of the Annual Bonus will be determined by the MRC Committee and based on the achievement of the Performance Criteria. Notwithstanding anything else set forth in this Agreement, no Annual Bonus will be awarded if results are less than 90% of target Performance Criteria and no Annual Bonus payment shall be in excess of 100% of your base salary corresponding to the fiscal year for the Annual Bonus opportunity. Further, you may receive such other additional compensation as may be determined from time to time by the Board of Directors or MRC Committee, including bonuses and other long-term compensation plans.

Equity Compensation. Subject to MRC Committee approval, you will be eligible to receive an initial grant of restricted stock units (“RSUs”). It is anticipated that the actual grant date value of the RSUs will be $200,000 and vesting provided you maintain your employment with the Company for a period of three years. In addition, you shall be eligible to receive additional equity or performance awards, subject to the approval of the MRC Committee, payable in shares of stock, restricted stock units, stock options, stock or cash-based performance awards, or other vehicles pursuant to and allowed under any long-term incentive compensation plan adopted by the MRC Committee or the Board. However, the actual grant date value of any such awards shall be determined in the discretion of the MRC Committee or Board and shall include such vesting conditions and other terms and conditions as determined by the MRC Committee or the Board. As part of the MRC Committee’s annual review of your compensation, the MRC Committee may, in its discretion, award additional equity incentive awards to you based upon you and the Company’s performance and consistent with the Company’s equity compensation policies.

Employee Benefit Program. As a DLH executive, you will be eligible to participate in the Company's employee benefit programs, including health and welfare benefits, retirement benefits, and other benefits generally made available to senior executives. You will be entitled to paid time off in accordance with the Company's senior executive PTO policy, as in effect from time to time with Committee approval. You will also be entitled to reimbursement for reasonable business expenses incurred in the performance of your duties in accordance with the Company's policies. Such benefits are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefit plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or if there are no such governing documents, in the Company’s policies.

Severance and Change in Control. As an executive of the Company, you will be eligible to receive severance and change of control benefits under certain circumstances pursuant to the Change in Control, Severance and Covenant Agreement, to be provided to you separately (the “Severance Agreement”). Accordingly, your potential severance and change of control benefits and the terms and conditions thereof shall be set forth in the Severance Agreement.

At-will Employment. It is corporate policy to review performance on an annual basis. Employment is for no specified period of time and “at-will”. DLH is an “at-will” employer and employees have the right to resign their position at any time, with or without notice, and with or without cause. As an “at-will”

employer, DLH can terminate its employment relationship with our employees at any time, with or without notice, and with or without cause.

Company Policies. As a Company employee, you will be expected to abide by Company rules and regulations. You are required to sign an acknowledgement that you have read and understand the Company rules of conduct which will be included in an Employee Handbook, receipt of which you hereby acknowledge.

Clawback. Notwithstanding any other provision herein to the contrary, you agree and acknowledge that any incentive-based compensation, or any other compensation, paid or payable to you which is subject to recoupment or clawback under any applicable law, government regulation, or stock exchange listing requirement, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and such regulations as may be promulgated thereunder by the Securities and Exchange Commission, and the principal exchange on which the Company’s securities are listed for trading, including Rule 5608 of the Nasdaq Listing Rules. Your compensation will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to applicable law, regulation, stock exchange listing requirement or any policy of the Company mandated in accordance with any such law, government regulation, or stock exchange listing requirement, including pursuant to Rule 10D-1 as promulgated by the Securities and Exchange Commission and Rule 5608 of the Nasdaq Listing Rules. This section shall survive the termination of this Agreement for such minimum period of time as is required by applicable law or regulation.

Contingencies. As a condition of employment, you hereby acknowledge and agree that the confidentiality, restrictive covenants, and other obligations set forth in that certain Invention Assignment and Confidentiality Agreement dated June 27, 2026 (the “Assignment and Confidentiality Agreement”) remain in full force and effect.

Indemnification. The Company hereby agrees to indemnify, defend, and hold you harmless for any and all claims arising from or related to your employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law, except for claims based on your fraud, deceit or willfulness. The Company shall maintain such insurance as is necessary and reasonable to protect you from any and all claims arising from or in connection with your employment by the Company during the term of your employment with the Company and for a period of six (6) years after the date of termination of employment for any reason. The provisions of this paragraph are in addition to and not in lieu of any indemnification, defense or other benefit to which you may be entitled by statute, regulation, common law or otherwise.

Entire Agreement; Amendments. This letter, together with the above-referenced confidentiality and severance agreements sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the date of this letter, except for the terms of equity compensation plans and agreements or certificates evidencing grants of restricted stock units, options or other awards granted under the Company’s equity compensation plans (unless otherwise expressly stated herein). No modification, amendment or waiver of the terms of this letter shall be binding on the parties unless executed in writing by the parties to this letter. No waiver of any of the provisions of this letter shall be deemed to or shall constitute a waiver of any other provisions hereof, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Interpretation and Review. The parties agree that they have both had the opportunity to review and negotiate this offer letter, and that any inconsistency or dispute related to the interpretation of any of the terms of this offer letter shall not be construed against either party. You have been advised and have had the opportunity to consult with an attorney or other advisor prior to executing this letter. You understand and agree that counsel to the Company (Becker & Poliakoff, P.A.) has not acted and is not acting as your counsel and that you have not relied upon any legal advice except as provided by your own counsel.

Severability; Benefit. If any provision of this offer letter shall be held invalid and unenforceable, the remainder of shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances. This offer letter shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and your heirs and personal representatives.

Governing Law. This letter has been negotiated and executed in the State of Georgia which shall govern its construction and validity.

Execution. This letter may be executed in two or more counterparts, which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing it with the same force and effect as if such facsimile or “.pdf” signature page was an original. To indicate your acceptance of this offer letter, please sign this letter in the space provided below and return it to me.

Signature Page Follows.

Steve, we believe your contributions to DLH will be invaluable.

Sincerely,

DLH Holdings Corp.		Agreed and accepted as of the date set forth above:

By:	/s/ Stephen J. Zelkowicz	By:	/s/ Steven Oroho
Name:	Stephen J. Zelkowicz	Name:	Steven Oroho
Title:	Chair, Management Resources and Compensation Committee

Signature page to Offer Letter.

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